As filed with the Securities and Exchange Commission on June 2, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STERIS plc

(Exact name of registrant as specified in its charter)

Ireland	98-1455064
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

70 Sir John Rogerson’s Quay Dublin 2 Ireland
(Address of principal executive offices)

CANTEL MEDICAL CORP. 2020 EQUITY INCENTIVE PLAN

(AS ASSUMED AND AMENDED EFFECTIVE JUNE 2, 2021)

CANTEL MEDICAL CORP. 2016 EQUITY INCENTIVE PLAN

(AS ASSUMED AND AMENDED EFFECTIVE JUNE 2, 2021)

(Full title of the plan)

J. Adam Zangerle, Esq.

STERIS plc

70 Sir John Rogerson’s Quay

Dublin 2 Ireland

(Name and address of agent for service)

+353 1 232 2000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Ordinary Shares, $0.001 par value	282,920	$190.12	$53,788,750.40	$5,868.35

(1)

Represents the number of ordinary shares, $0.001 par value (“Ordinary Shares”), of STERIS plc, a public limited company organized under the laws of Ireland (the “Registrant” or “STERIS”), potentially deliverable pursuant to outstanding awards under both the Cantel Medical Corp. 2020 Equity Incentive Plan (as assumed and amended effective June 2, 2021) (the “2020 Plan”) and the Cantel Medical Corp. 2016 Equity Incentive Plan (as assumed and amended effective June 2, 2021) (the “2016 Plan” and, together with the 2020 Plan, the “Plans”) being registered hereon. The number of Ordinary Shares to be registered under the respective Plans are as follows: 2020 Plan—1,435 Ordinary Shares; and 2016 Plan—281,485 Ordinary Shares. Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also includes such additional Ordinary Shares that may become available pursuant to the anti-dilution provisions of the Plans.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low sales price of the Ordinary Shares, as reported on the New York Stock Exchange on June 1, 2021, a date within five business days prior to filing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note of Part I of Form S-8. The documents containing the information specified in Part I will be delivered to participants in the Plans as required by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended March 31, 2021 (Commission File No. 001-38848), filed May 28, 2021;

(b)	The Registrant’s Current Reports on Form 8-K (Commission File No. 001-38848) filed April 1, 2021, April 27, 2021, May 11, 2021 (Item 5.02 only); and

(f)

The description of the Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A (Commission File No. 001-38848) filed March 27, 2019, including any amendments or reports filed for the purpose of updating such description, including Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K for the year ended March 31, 2021 (Commission File No. 001-38848), filed on May 28, 2021.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a public limited company incorporated under the laws of Ireland.

Subject to exceptions, Irish law does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company. The exceptions that are provided for in STERIS’s Constitution (the “STERIS Constitution”) allow a company to:

(1) purchase and maintain Director & Officer Insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company; and

(2) indemnify a director or such officer against any liability incurred in defending proceedings, whether civil or criminal (i) in which judgment is given in his or her favor or in which he or she is acquitted; or (ii) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.

Additionally, subject to the Companies Act 2014 of Ireland, as amended, the STERIS Constitution provides that STERIS shall indemnify any former or current executive officer of the company (excluding directors and secretaries) or any person serving at the request of the company as a director or executive officer of another company, joint venture, trust or other enterprise against expenses, judgments, fines and settlement amounts actually and reasonably incurred in connection with threatened and actual legal proceedings by reason of his or her role, except for liability arising out of the covered person’s fraud or dishonesty or willful breach of his or her obligation to act honestly in good faith with a view to the best interests of STERIS.

Any determination of entitlement to indemnification shall be made by any person or persons given authority by the STERIS Board of Directors to act on the matter on behalf of STERIS. In addition to the provisions of the STERIS Constitution, STERIS has entered into separate deeds of indemnity with directors and certain officers to indemnify them against claims brought by third parties (including on behalf of STERIS) to the fullest extent permitted by law, except in the case of fraud or dishonesty.

In addition to the provisions of the STERIS Constitution, STERIS has entered into separate deeds of indemnity with directors and certain officers to indemnify them against claims brought by third parties (including on behalf of STERIS) to the fullest extent permitted by law, except in the case of fraud or dishonesty.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Memorandum and Articles of Association of STERIS plc, a public limited company organized under the laws of Ireland (filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended March 31, 2020 (Commission File No. 001-38848), filed May 29, 2020 and incorporated herein by reference)

4.2	Agreement and Plan of Merger dated as of January 12, 2021 (filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on January 12, 2021)

4.3	Amendment to Agreement and Plan of Merger dated March 1, 2021 (filed as Exhibit 2.2 to the Registrant’s registration statement on Form S-4 filed with the Commission on March 2, 2021)

4.4	Cantel Medical Corp. 2020 Equity Incentive Plan (incorporated herein by reference to Annex A to Cantel Medical Corp.’s definitive proxy statement on Schedule 14A relating to Cantel Medical Corp.’s annual meeting of stockholders filed with the Commission on November 18, 2020)

4.5	Cantel Medical Corp. 2016 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Cantel Medical Corp.’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2018 (Commission File No. 001-31337), filed November 30, 2018)

4.6*	Omnibus Amendment to Cantel Medical Corp. 2016 Equity Incentive Plan and Cantel Medical Corp. 2020 Equity Incentive Plan

5.1*	Opinion of Matheson

23.1*	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Matheson (included in Exhibit 5.1)

24.1*	Power of Attorney

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mentor, State of Ohio, on this 2nd day of June, 2021.

STERIS plc

By:	/s/ Michael J. Tokich
	Name:	Michael J. Tokich
	Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 2, 2021.

Signature	Title

*	President, Chief Executive Officer and Director
Walter M. Rosebrough, Jr.

*	Senior Vice President and Chief Financial Officer
Michael J. Tokich

*	Vice President, Controller and Chief Accounting Officer
Karen L. Burton

*	Chairman and Director
Mohsen M. Sohi

*	Director
Richard C. Breeden

*	Director
Daniel A. Carestio

*	Director
Cynthia L. Feldmann

*	Director
Christopher Holland

*	Director
Jacqueline B. Kosecoff

*	Director
David B. Lewis

*	Director
Paul E. Martin

*	Director
Nirav R. Shah

*	Director
Richard M. Steeves

*

This Registration Statement has been signed on behalf of the above officers and directors by Michael J. Tokich, as attorney-in-fact, pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement

Dated: June 2, 2021	By:	/s/ Michael J. Tokich
Michael J. Tokich, Attorney-in-Fact